ADMINISTRATION AGREEMENT

This Administration Agreement (the "Agreement") dated as of this 1st day of November, 2003 is made and agreed to by and between PREFERRED INCOME OPPORTUNITY FUND INCORPORATED, a Maryland corporation (the "Fund") and PFPC INC., a Massachusetts corporation.

WHEREAS, the Fund is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to retain PFPC to render certain administrative services to the Fund and PFPC is willing to render such services;

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints PFPC to act as Administrator of the Fund on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Fund's Board of Directors authorizing the appointment of PFPC to provide certain administrative services to the Fund and approving this Agreement;

(b) The Fund's Articles of Incorporation filed with the Maryland Department of Assessments and Taxation on December 10, 1991 and all amendments thereto (the "Articles");

(c) The Fund's By-Laws and all amendments thereto (the "By-Laws");

(d) The Investment Advisory Agreement between Flaherty & Crumrine Incorporated (the "Adviser") and the Fund dated as of February 1, 1992 as amended and restated from time to time (the "Advisory Agreement");

(e) The Custody Agreement between Boston Safe Deposit and Trust Company (the "Custodian") and the Fund dated as of February 5, 1992 as amended and restated from time to time (the "Custody Agreement");

(f) The Transfer Agency and Registrar Agreement between The Shareholder Services Group, Inc. (the "Transfer Agent") and the Fund dated as of January 24, 1991 as amended and restated from time to time;

(g) The Fund's most recent Registration Statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-44513 and 811-6495), as filed with the Securities and Exchange Commission ("SEC") on December 31, 1991 relating to shares of the Fund's Common Stock, $.01 par value per share, and all amendments thereto; and

(h) The Fund's most recent prospectus (the "Prospectus").

The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Fund will provide PFPC with any other documents that PFPC may reasonably request and will notify PFPC as soon as possible of any matter materially affecting the performance of PFPC of its services under this agreement.

3. Duties as Administrator. Subject to the supervision and direction of the Board of directors of the Fund, PFPC, as Administrator, will assist in supervising various aspects of the Fund's administrative operations and undertakes to perform the following specific services:

(a) Maintaining office facilities (which may be in the offices of PFPC or a corporate affiliate);

(b) Furnishing statistical and research data, data processing services, clerical services, and regulatory and financial administration services.;

(c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Directors meetings;

(d) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by section 31(a) of the 1940 Act and the rules thereunder);

(e) Valuing the Fund's assets and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange (the "NYSE") on the last day on which the NYSE is open for trading of each week and month and at such other times as the Board of Directors may reasonably request;

(f) Accumulating information for and, subject to approval by the Fund's Treasurer, preparing reports to the Fund's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

(g) (i) Draft Annual and Semi-Annual Reports to shareholders (not including the preparation of Form N-CSR); (ii) assist in preparing annual post-effective amendment to Fund's registration statement on Form N-2, to the extent required by law; (iii) assist in preparing the proxy statement and related materials in connection with Fund's annual meeting of shareholders;

(iv) assist in preparing routine filings for submission to the New York Stock Exchange; (v) assist in preparation and issuance of press releases; (vi) prepare and file with the SEC Forms 3s, 4s and 5s for directors and officers of the Fund; (vii) apprising the Fund's officers as soon as reasonably practicable of changes in law or regulation potentially affecting the Fund or its operations; (viii) provide such other services as may be reasonable and customary; and (ix) provide supplementary services on such terms as the parties may agree upon from time to time;

(h) Preparing and filing the Fund's tax returns;

(i) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matter, procedures to assist the Adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

(j) Preparing and furnishing the Fund (at the Fund's request) with the performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

(k) Upon request from the Fund (which may be a standing request), PFPC will arrange for the sweep of the Fund's daily net excess cash balance in accordance with written instructions (which may be standing instructions) acceptable to PFPC which are received from or on behalf of the Fund.

PFPC undertakes to comply with all applicable requirements of the Fund's Articles of Incorporation and By-Laws with respect to the duties to be performed by PFPC hereunder and the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

4. <u>Allocation of Expenses.</u> PFPC shall bear all expenses in connection with the performance of its services under this Agreement.

(a) PFPC will from time to time employ or associate with itself such person or persons as PFPC may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both PFPC and the Fund. The compensation of such person or persons shall be paid by PFPC and no obligation shall be incurred on behalf of the Fund in such respect.

(b) PFPC shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, shareholder and other reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the

Fund who are not affiliated with PFPC; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Fund.

(c) For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Fund will pay PFPC the fees in accordance with the Fee Agreement between the Fund and PFPC.

(d) The Fund will compensate PFPC for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of PFPC. PFPC shall be entitled to bill the Fund for such out-of-pocket expenses only upon the prior written approval of the Fund.

(e) PFPC will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Fund will promptly pay to PFPC the amount of such billing.

5. Limitation of Liability. PFPC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from PFPC' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify PFPC against and hold it harmless from any and all losses, claims, damages, liabilities of expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of PFPC in the performance of such obligations and duties or by reason of its reckless disregard thereof. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

6. Termination of Agreement.

(a) This Agreement shall become effective on the date hereof and shall remain in force from year to year so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or unless terminated pursuant to the provisions of subsection (b) of this Section 6.

(b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the Board of Directors of the Fund, or by the PFPC.

7. Amendment to this Agreement. No provisions of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

8. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Preferred Income Opportunity Fund Incorporated
c/o Flaherty & Crumrine Incorporated
301 E. Colorado Blvd., Suite 720
Pasadena, CA 91101
Attention: Donald F. Crumrine

To PFPC:

PFPC Inc.
301 Bellevue Parkway
Wilmington, DE 19809
Attention: President

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) Neither party shall be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, acts of terrorism, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

(g) Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

9. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party.

10. Effect on Prior Agreement. The Fund and PFPC agree that this Agreement shall replace the Amended and Restated Administration Agreement dated December 1, 1996 by and between the Fund and PFPC.

11. Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

PFPC INC.

By: [signature]

Title: SVP

Business Approval:	[signature]
Date:	7/9/04
Legal Approval:	[signature]
Date:	7/9/04
AML Approval:	Chris Cmm/ MW
Date:	7/9/04

PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

By: [signature]

Title: Chairman + CEO

AMENDMENT TO
ADMINISTRATION AGREEMENT

This Amendment dated March 1, 2005 (the "Amendment") is made to the Administration Agreement dated November 1, 2003 (the "Agreement") by and between Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (f/k/a Preferred Income Opportunity Fund Incorporated) (the "Fund") and PFPC Inc. ("PFPC").

WITNESSETH

WHEREAS, the Fund and PFPC reserved to themselves the power to amend the Agreement in a writing executed by both parties;

WHEREAS, the Fund and PFPC wish to amend the Agreement to reflect changes thereto;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 3(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

"(g) (i) Draft Annual and Semi-Annual Reports to shareholders (including the preparation of Form N-CSR as well as preparation of Form N-Q and Form N-PX); (ii) assist in preparing annual post-effective amendment to Fund's registration statement on Form N-2, to the extent required by law; (iii) assist in preparing the proxy statement and related materials in connection with Fund's annual meeting of shareholders; (iv) assist in preparing routine filings for submission to the New York Stock Exchange; (v) assist in preparation and issuance of press releases; (vi) prepare and file with the SEC Forms 3s, 4s and 5s for directors and officers of the Fund; (vii) apprising the Fund's officers as soon as reasonably practicable of changes in law or regulation potentially affecting the Fund or its operations; (viii) provide such other services as may be reasonable and customary; and (ix) provide supplementary services on such terms as the parties may agree upon from time to time;"

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED	PFPC INC.
By: Donald F. Crumrine	By: [signature]
Date: 10/3/2005	Date: 10/11/05
Title: Chairman	Title: SVP

C:\Documents and Settings\...\Local Settings\Temporary Internet Files\OLK77\PFO - Admin Agreement Amendment - 030105.doc

AMENDMENT TO
ADMINISTRATION AGREEMENT

This Amendment dated January 12, 2007 and effective as of December 1, 2005 (the "Amendment") is made to the Administration Agreement dated November 1, 2003 (the "Agreement") by and between Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (f/k/a Preferred Income Opportunity Fund Incorporated) (the "Fund") and PFPC Inc. ("PFPC").

WITNESSETH

WHEREAS, the Fund and PFPC reserved to themselves the power to amend the Agreement in writing executed by both parties;

WHEREAS, the Fund and PFPC wish to amend the Agreement to reflect changes thereto;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 3(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

   "(e) Valuing the Fund's assets and calculating the net asset value of the shares of the Fund in accordance with, and at such times set forth in, the Fund's valuation policies and procedures adopted by the Board of Directors ("Valuation Policies") as are provided in writing to PFPC, or as otherwise directed by the Fund in writing from time to time. If PFPC deems any provision in the Valuation Policies to be incomplete, unclear or otherwise problematic, PFPC may seek Written Instructions from the Fund. If the Fund does not timely provide such Written Instructions to PFPC, the Fund hereby instructs PFPC to value the relevant securities as PFPC then deems appropriate given the circumstances."

2. The word "and" in 3(g)(viii) is hereby deleted.

3. The following services are hereby added to the end of Section 3(g):

   "(x) Provide compliance policies and procedures related to services provided by PFPC and any PFPC affiliates (to the extent that the affiliates provide all or any part of the services required hereunder), and any amendments thereto, summaries of those procedures and policies and amendments thereto, an annual certification letter concerning compliance with such policies and procedures in such form agreed by the parties and prompt notice of any material violations of such policies and procedures pertaining to the services provided under the Agreement; and (xi) provide a report of independent third party compliance review of PFPC's compliance policies and procedures, to the extent that such report is prepared for PFPC's client base;"

4. The following sentence is added to the end of Section 3:

"All regulatory services are subject to the review and approval of Fund counsel."

5. Section 9 is hereby amended by deleting the word "or" from Section 9(vi), replacing the period at the end of Section 9(vii) with "; or" and by adding the following:

   "(viii) is Fund information provided by PFPC in connection with an independent third party compliance or other review."

6. Miscellaneous.

   (a) As amended and supplemented hereby, the Agreement shall remain in full force and effect.

   (b) The Agreement, as amended and supplemented hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter of the Agreement and supersedes all prior communications with respect thereto.

   (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

   (d) This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

Donald F. Crumrine
Chairman

Date:________________

PFPC INC.

Name: Jay F. Nusblatt
Title: SVP

Date: April 20, 2007

Business Approval By: [signature]
Date: 4/13/07

Legal Approval By: [initials]
Date: 4-11-07

AMENDMENT
TO
ADMINISTRATION AGREEMENT

This Amendment (the "Amendment") is effective as of June 21, 2017 by and between FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED (formerly, Preferred Income Opportunity Fund Incorporated) (the "Fund") and BNY MELLON INVESTMENT SERVICING (US) INC. ("BNY Mellon").

BACKGROUND:

A. The Fund and BNY Mellon entered into the Administration Agreement dated as of November 1, 2003, as amended (the "Agreement"), relating to BNY Mellon's provision of certain services to the Fund.

B. The parties desire to amend the Agreement as set forth herein.

C. This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1. The parties hereby agree and acknowledge that as of June 30, 2017 ("Date of Assignment"), the Agreement, and any and all service schedules, fee schedules or other documentation related thereto, shall be novated in their entirety so that BNY Mellon Investment Servicing (US) Inc. is replaced as a party thereunder with The Bank of New York Mellon. As of the Date of Assignment, for all intents and purposes, The Bank of New York Mellon shall be party to the Agreement and any and all service schedules, fee schedules or other documentation and all rights, responsibilities and obligations of BNY Mellon Investment Servicing (US) Inc. thereunder shall be those of The Bank of New York Mellon. The Bank of New York Mellon hereby agrees that it shall accept and assume all of BNY Mellon Investment Servicing (US) Inc.'s rights, responsibilities and obligations under the Agreement, and the Fund hereby agrees that all of its rights, responsibilities and obligations under the Agreement as of the Date of Assignment shall flow to The Bank of New York Mellon. Without limiting the generality of the foregoing, The Bank of New York Mellon agrees to perform and satisfy its obligations, duties and liabilities under the Agreement and to be bound by all the terms and conditions of the Agreement in every way as if it were named in the Agreement as a party in the place of BNY Mellon Investment Servicing (US) Inc., and that the Fund shall have the right to enforce the Agreement and pursue all claims and demands, future or existing, arising out of or in respect of the Agreement whether arising prior to, or subsequent to the Date of Assignment with The Bank of New York Mellon.

2. Miscellaneous.

(a) Except as explicitly amended by this Amendment, the terms and provisions of the Agreement are ratified, declared and remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c) The governing law of the Agreement shall be the governing law of this Amendment.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By: Thomas Porazzo
Name: Thomas Porazzo
Title: Managing Director

THE BANK OF NEW YORK MELLON

By: Thomas Porazzo
Name: Thomas Porazzo
Title: Managing Director

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

By: R. Eric Chadwick
Name: R. Eric Chadwick
Title: President

INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES AMENDMENT TO ADMINISTRATION AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the "Amendment") is made as of July 11, 2018 by and between FLAHERTY AND CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED (the "Fund") and THE BANK OF NEW YORK MELLON (as assigned from BNY Mellon Investment Servicing (US) Inc.) ("BNY Mellon").

BACKGROUND:

A. WHEREAS, the Fund and BNY Mellon are parties to an Administration Agreement dated as of November 1, 2003, as amended (the "Agreement");

B. WHEREAS, the Fund desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

C. WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

D. WHEREAS, the Fund and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. BNY Mellon shall provide the following services to the Fund and the Agreement is hereby amended to include the following with the services described therein:

   1.1 As selected by the Fund, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

   1.2 FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a

monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission ("SEC").

1.2.1 The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2 Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3 FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1 The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2 Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

1.4 Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

2. BNY Mellon has entered into an agreement with a financial printer (the "Print Vendor") for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the related services described in this Amendment unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund if BNY Mellon is unable to provide such services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services.

3. BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund's adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, "Third Parties") of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or

omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4. The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Fund shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5. BNY Mellon for such time as the Agreement remains in effect, shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

6. Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

7. As compensation for the services described herein, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor's fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

8. Miscellaneous.

(a) As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute

one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c) If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

FLAHERTY AND CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

By:____________________

Name: Bradford S. Stone

Title: CFO, VP and Treasurer

THE BANK OF NEW YORK MELLON

By:____________________

Name: Andrew Pfeifer

Title: Vice President

Date: